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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number: 1-3183
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                                 TXU Gas Company
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            (Exact name of registrant as specified in its charter)


           Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201
           -----------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


    7 1/8% Notes due June 15, 2005; Remarketed Reset Notes due January 1, 2008
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             (Title of each class of securities covered by this Form)


                                      None*
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

* All of TXU Gas Company's outstanding preferred stock, which was listed on the New York Stock Exchange, was redeemed on November 5, 2004.


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)   [ ]                      Rule 12h-3(b)(1)(i)   [X]

   Rule 12g-4(a)(1)(ii)  [ ]                      Rule 12h-3(b)(1)(ii)  [ ]

   Rule 12g-4(a)(2)(i)   [ ]                      Rule 12h-3(b)(2)(i)   [ ]

   Rule 12g-4(a)(2)(ii)  [ ]                      Rule 12h-3(b)(2)(ii)  [ ]

                                                  Rule 15d-6            [ ]


Approximate number of holders of record as of the certification or notice date:
7 1/8% Notes due June 15, 2005, 29; Remarketed Reset Notes due
January 1, 2008, 29 .
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Pursuant to the requirements of the Securities Exchange Act of 1934, TXU Gas
Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 15, 2004              TXU GAS COMPANY

                                      By: /s/ Stanley J. Szlauderbach
                                          ------------------------------------
                                          Name:   Stanley J. Szlauderbach
                                          Title:  Assistant Controller




















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